ANTONE F. MOREIRA
                            Vice President, Treasurer
                           And Chief Financial Officer
                                 (201) 902-9600


                    SYMS CORP REPORTS RESULTS FOR THE THIRD QUARTER


SECAUCUS, NEW JERSEY, JANUARY 7, 2008 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its third quarter ended December 1, 2007.

For the third quarter ended December 1, 2007, the Company had a net profit of $1.3 million ($0.09 per share) as compared to a net profit of $2.0 million
($0.14 per share) for the 13-week period ended November 25, 2006. For the 39-week period ended December 1, 2007, the net profit was $.6 million ($0.04 per share) as compared to a net profit of $6.4 million ($0.44 per share) for the comparable period last year. In the first quarter ended May 27, 2006, the Company recorded a pre-tax gain on the sale of real estate amounting to approximately $10,424,000. This resulted from the sale of its stores located in Dallas, Texas and Rochester, New York. The Dallas store has been replaced by a leased property located in Plano, Texas.

For the third quarter ended December 1, 2007 same store sales increased .3% compared to the same period last year. For the 39-week period ended December 1, 2007, same store sales increased 2.1% compared to the same period last year.

Net sales for the third quarter ended December 1, 2007 decreased 3.8% to $70.0 million, compared to $72.8 million for the same period last year. Net sales for the 26-week period ended September 1, 2007 decreased 1.5% to $198.6 million for the comparable period last year.

Syms Corp currently operates a chain of thirty three "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.
--------------------------------------------------------------------------------

CERTAIN INFORMATION IN THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995) AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF THE MANAGEMENT OF THE COMPANY, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE MANAGEMENT OF THE COMPANY. WHEN USED IN THIS PRESS RELEASE, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY, IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS, THE OUTCOME OF WHICH IS SUBJECT TO CERTAIN RISKS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC AND MARKET CONDITIONS, DECREASED CONSUMER DEMAND FOR THE COMPANY'S PRODUCT, POSSIBLE DISRUPTIONS IN THE COMPANY'S COMPUTER OR TELEPHONE SYSTEMS, POSSIBLE WORK STOPPAGES, OR INCREASE IN LABOR COSTS, EFFECTS OF COMPETITION, POSSIBLE DISRUPTIONS OR DELAYS IN THE OPENING OF NEW STORES OR INABILITY TO OBTAIN SUITABLE SITES FOR NEW STORES, HIGHER THAN ANTICIPATED STORE CLOSINGS OR RELOCATION COSTS, HIGHER INTEREST RATES, UNANTICIPATED INCREASES IN MERCHANDISE OR OCCUPANCY COSTS AND OTHER FACTORS WHICH MAY BE OUTSIDE THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOMES MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.

                          (FINANCIAL TABLES TO FOLLOW)

                                    SYMS CORP
                        UNAUDITED STATEMENT OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                          Thirteen        Thirteen        Thirty-nine       Thirty-nine
                                           Weeks           Weeks             Weeks             Weeks
                                           Ended           Ended             Ended             Ended
                                         12/1/2007       11/25/2006        12/1/2007        11/25/2006
                                         ---------       ----------        ---------        ----------

Net Sales                                 $ 70,024         $ 72,767        $ 198,555         $ 236,806

Gross Margin                                29,548           30,215           80,368            95,230

Operating Expenses                          27,277           27,174           80,312            91,521

Gain on Sale of Real Estate                      0                0                0           (10,424)

Net Profit After Taxes                    $  1,298         $  2,004        $     550         $   8,984
                                         ==========      ===========     ============      ============

Net Profit Per Share - Basic              $   0.09         $   0.14        $    0.04         $    0.62
                                         ==========      ===========     ============      ============

Weighted Average
Shares Outstanding - Basic                  14,648           14,404           14,682            14,608
                                         ==========      ===========     ============      ============

                                    SYMS CORP
                            UNAUDITED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                    DECEMBER 1,    NOVEMBER 25,
                                                       2007           2006
                                                       ----           ----

ASSETS:

Current Assets
            Cash                                     $  13,642      $  36,729
            Receivables                                  2,921          3,910
            Merchandise Inventory - net                 72,432         81,578
            Other Current Assets                        13,227         12,601

                                                     ---------      ---------
            Total Current Assets                       102,222        134,818

Property & Equipment - Net                              98,580        104,290

Other Assets                                            32,710         25,138

                                                     ---------      ---------
Total Assets                                         $ 233,512      $ 264,246
                                                     =========      =========


LIABILITIES & SHAREHOLDER'S EQUITY:

            Accounts Payable                         $  32,655      $  38,771
            Accrued Expenses                             6,773         11,272
            Other Current Liabilities                      745          5,449

                                                     ---------      ---------
            Total Current Liabilities                   40,173         55,492

Other Long Term Liabilities                              1,271          1,668

Shareholders' Equity                                   192,068        207,086

                                                     ---------      ---------
Total Liabilities & Capital                          $ 233,512      $ 264,246
                                                     =========      =========